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                                                                   EXHIBIT 23.9





                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated April 9, 1999, except for Note 5, as to which the date is October 1, 1999, on the financial statements of the Telecommunications Division of Conti Enterprises, Inc. as of and for the year ended December 31, 1998 included in this Form 8-K of Quanta Services, Inc. It should be noted that we have not audited any financial statements of the Telecommunications Division of Conti Enterprises, Inc. subsequent to December 31, 1998 or performed any audit procedures subsequent to the date of our report.


J.H. COHN LLP


Roseland, New Jersey
November 12, 1999